Exhibit 99.1

Microsoft Reports Record Revenue of $20.9 Billion in Second Quarter

Strong business demand and holiday sales drive record revenue and EPS.

REDMOND, Wash. — Jan. 19, 2012 — Microsoft Corp. today announced quarterly revenue of $20.89 billion for the quarter ended Dec. 31, 2011, a 5% increase from the prior year period. Operating income, net income, and diluted earnings per share for the quarter were $7.99 billion, $6.62 billion, and $0.78 per share, compared with $8.17 billion, $6.63 billion and $0.77 per share, respectively, in the prior year period. Prior year results include recognition of $224 million of deferred revenue related to the Office 2010 technology guarantee program.

“We delivered solid financial results, even as we prepare for a launch year that will accelerate many of our key products and services,” said Steve Ballmer, chief executive officer at Microsoft. “Coming out of the Consumer Electronics Show, we’re seeing very positive reviews for our new phones and PCs, and a strong response to our new Metro style design that will unify consumer experiences across our phones, PCs, tablets, and television in 2012.”

The Microsoft Business Division reported $6.28 billion in second quarter revenue, a 3% increase from the prior year period, and a 7% increase excluding the prior year recognition of deferred revenue for the Office 2010 technology guarantee program. Nearly 200 million licenses of Office 2010 have been sold in the 18 months since launch. Revenue from Exchange and SharePoint grew by 10% or more over the prior year period, and revenue from Lync and Dynamics CRM grew by more than 30%.

The Server & Tools business posted $4.77 billion in second quarter revenue, an 11% increase from the prior year period, reflecting double-digit revenue growth in Windows Server and SQL Server premium editions and more than 20% growth in System Center revenue.

“We saw strong demand for our business products and services, despite the soft PC market and continuing economic uncertainty in key parts of the world,” said Peter Klein, chief financial officer at Microsoft. “We delivered record earnings per share by continuing to manage our costs while investing for future growth.”

The Windows and Windows Live Division posted revenue of $4.74 billion, a 6% decline from the prior period. Microsoft has sold over 525 million Windows 7 licenses since launch.

The Online Services Division reported revenue of $784 million, a 10% increase from the prior year period. Bing organic US market share grew to 15.1% while Bing-powered US market share, including Yahoo! properties, was approximately 27%.

The Entertainment & Devices Division posted revenue of $4.24 billion, an increase of 15% from the prior period. The Xbox 360 installed base now totals approximately 66 million consoles and 18 million Kinect sensors. Xbox LIVE now has 40 million members worldwide, an increase of 33% from the prior year period.

“In addition to the continued strength of our commercial business, this holiday season was the strongest in Microsoft history, thanks to good sales execution and compelling products like Xbox 360 and Kinect,” said Kevin Turner, chief operating officer at Microsoft. “We are seeing a lot of excitement for new devices, from Windows 7 Ultrabooks to new Windows Phones, as well as growing anticipation for Windows 8.”

Business Outlook

Microsoft is revising operating expense guidance downward to $28.5 billion to $28.9 billion for the full year ending June 30, 2012.

Webcast Details

Peter Klein, chief financial officer, Frank Brod, chief accounting officer, and Bill Koefoed, general manager of Investor Relations, will host a conference call and webcast at 2:30 p.m. PST (5:30 p.m. EST) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/investor. The webcast will be available for replay through the close of business on Jan. 19, 2013.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	execution and competitive risks in transitioning to cloud-based computing;

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	improper disclosure of personal data that could result in liability and harm to Microsoft’s reputation;

•	outages and disruptions of services provided to customers directly or through third parties if Microsoft fails to maintain an adequate operations infrastructure;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not gain customer acceptance and produce offsetting increases in revenue;

•

unfavorable changes in general economic conditions, disruption of our partner networks or sales channels, or the availability of credit that affect demand for Microsoft’s products and services or the value of our investment portfolio;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	quality or supply problems in Microsoft’s consumer hardware or other vertically integrated hardware and software products;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geopolitical conditions, natural disaster, cyberattack or other catastrophic events disrupting Microsoft’s business; and

•	acquisitions, joint ventures and strategic alliances that adversely affect the business.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/investor/.

All information in this release is as of January 19, 2012. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

For more information, financial analysts and investors only:

Bill Koefoed, general manager, Investor Relations, (425) 706-3703

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news/. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PST conference call with investors and analysts, is available at http://www.microsoft.com/investor/.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Revenue	$20,885	$19,953	$38,257	$36,148
Operating expenses:
Cost of revenue	5,638	4,833	9,415	7,972
Research and development	2,371	2,185	4,700	4,381
Sales and marketing	3,762	3,825	6,662	6,631
General and administrative	1,120	945	2,283	1,883

Total operating expenses	12,891	11,788	23,060	20,867

Operating income	7,994	8,165	15,197	15,281
Other income	245	332	348	446

Income before income taxes	8,239	8,497	15,545	15,727
Provision for income taxes	1,615	1,863	3,183	3,683

Net income	$6,624	$6,634	$12,362	$12,044

Earnings per share:
Basic	$0.79	$0.78	$1.47	$1.41
Diluted	$0.78	$0.77	$1.46	$1.39
Weighted average shares outstanding:
Basic	8,402	8,497	8,397	8,555
Diluted	8,465	8,570	8,489	8,646
Cash dividends declared per common share	$0.20	$0.16	$0.40	$0.32

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions)(Unaudited)

	December 31, 2011	June 30, 2011 (1)
Assets
Current assets:
Cash and cash equivalents	$10,610	$9,610
Short-term investments (including securities loaned of $831 and $1,181)	41,126	43,162

Total cash, cash equivalents, and short-term investments	51,736	52,772
Accounts receivable, net of allowance for doubtful accounts of $321 and $333	13,643	14,987
Inventories	1,351	1,372
Deferred income taxes	2,169	2,467
Other	3,614	3,320

Total current assets	72,513	74,918
Property and equipment, net of accumulated depreciation of $10,546 and $9,829	8,010	8,162
Equity and other investments	7,550	10,865
Goodwill	19,670	12,581
Intangible assets, net	2,581	744
Other long-term assets	1,919	1,434

Total assets	$112,243	$108,704

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,884	$4,197
Accrued compensation	2,677	3,575
Income taxes	921	580
Short-term unearned revenue	13,985	15,722
Securities lending payable	849	1,208
Other	3,057	3,492

Total current liabilities	25,373	28,774
Long-term debt	11,932	11,921
Long-term unearned revenue	1,349	1,398
Deferred income taxes	1,082	1,456
Other long-term liabilities	8,386	8,072

Total liabilities	48,122	51,621

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital - shares authorized 24,000; outstanding 8,382 and 8,376	63,902	63,415
Retained earnings (deficit), including accumulated other comprehensive income of $826 and $1,863	219	(6,332)

Total stockholders’ equity	64,121	57,083

Total liabilities and stockholders’ equity	$112,243	$108,704

(1)	Derived from audited financial statements.

MICROSOFT CORPORATION

CASH FLOW STATEMENTS

(In millions) (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Operations
Net income	$6,624	$6,634	$12,362	$12,044
Adjustments to reconcile net income to net cash from operations:
Depreciation, amortization, and other	678	663	1,404	1,357
Stock-based compensation expense	575	553	1,133	1,081
Net recognized gains on investments and derivatives	(112)	(226)	(142)	(255)
Excess tax benefits from stock-based compensation	(4)	(4)	(74)	(9)
Deferred income taxes	14	(117)	416	(265)
Deferral of unearned revenue	7,544	6,834	13,683	12,715
Recognition of unearned revenue	(8,057)	(7,301)	(15,710)	(14,163)
Changes in operating assets and liabilities:
Accounts receivable	(3,652)	(3,270)	1,081	404
Inventories	891	380	(29)	(88)
Other current assets	605	(77)	865	131
Other long-term assets	30	118	(45)	180
Accounts payable	176	216	(266)	(184)
Other current liabilities	394	(500)	(599)	(1,411)
Other long-term liabilities	156	283	276	843

Net cash from operations	5,862	4,186	14,355	12,380

Financing
Short-term debt repayments, maturities of 90 days or less, net	0	(1,000)	0	(186)
Proceeds from issuance of debt, maturities longer than 90 days	0	0	0	4,721
Repayments of debt, maturities longer than 90 days	0	0	0	(814)
Common stock issued	208	660	544	837
Common stock repurchased	(1,042)	(5,052)	(2,976)	(9,451)
Common stock cash dividends paid	(1,683)	(1,363)	(3,024)	(2,481)
Excess tax benefits from stock-based compensation	4	4	74	9
Other	0	0	0	(25)

Net cash used in financing	(2,513)	(6,751)	(5,382)	(7,390)

Investing
Additions to property and equipment	(498)	(491)	(934)	(1,055)
Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(8,627)	(69)	(9,502)	(69)
Purchases of investments	(10,047)	(5,896)	(21,346)	(13,313)
Maturities of investments	6,061	1,836	8,886	2,706
Sales of investments	7,835	2,603	15,371	4,030
Securities lending payable	(292)	447	(358)	1,174

Net cash used in investing	(5,568)	(1,570)	(7,883)	(6,527)

Effect of exchange rates on cash and cash equivalents	(52)	(3)	(90)	55

Net change in cash and cash equivalents	(2,271)	(4,138)	1,000	(1,482)
Cash and cash equivalents, beginning of period	12,881	8,161	9,610	5,505

Cash and cash equivalents, end of period	$10,610	$4,023	$10,610	$4,023

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(In millions) (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Revenue
Windows & Windows Live Division	$4,736	$5,056	$9,604	$9,843
Server and Tools	4,772	4,288	9,022	8,149
Online Services Division	784	713	1,425	1,260
Microsoft Business Division	6,279	6,110	11,886	11,312
Entertainment and Devices Division	4,237	3,698	6,198	5,493
Unallocated and other	77	88	122	91

Consolidated	$20,885	$19,953	$38,257	$36,148

Operating income (loss)
Windows & Windows Live Division	$2,850	$3,214	$6,101	$6,502
Server and Tools	1,996	1,711	3,593	3,248
Online Services Division	(458)	(559)	(971)	(1,132)
Microsoft Business Division	4,152	4,087	7,839	7,570
Entertainment and Devices Division	528	666	877	1,050
Corporate-level activity	(1,074)	(954)	(2,242)	(1,957)

Consolidated	$7,994	$8,165	$15,197	$15,281